Exhibit 2.1

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated October 15, 2020 (the “Agreement”), is made and entered into as of September 30, 2021, by and among CIT Group Inc., a Delaware corporation (“CIT”); First Citizens BancShares, Inc., a Delaware corporation (“BancShares”); First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and direct, wholly owned subsidiary of BancShares (“FCB”); and FC Merger Subsidiary IX, Inc., a Delaware corporation and a direct, wholly owned subsidiary of FCB (“Merger Sub” and, collectively with BancShares and FCB, the “BancShares Parties”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 8.1(c) of the Agreement, either the BancShares Parties or CIT has the discretion to terminate the Agreement at any time prior to the Effective Time if the Merger shall not have been consummated on or before October 15, 2021 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Agreement to perform or observe the obligations, covenants and agreements of such party set forth therein; and

WHEREAS, CIT, BancShares, FCB and Merger Sub desire to amend the Agreement in accordance with Section 9.1 thereof as provided below in order to extend the date after which either party has the discretion to terminate the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in the Agreement and this Amendment, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendment. Section 8.1(c) of the Agreement is hereby amended by replacing “October 15, 2021” with “March 1, 2022”.

2.

Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

3.

Interpretation. The parties have participated jointly in negotiating and drafting this Amendment. In the event that an ambiguity or a question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Whenever the word “including” is used in this Amendment, it shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive.

4.

Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.

Entire Agreement. This Amendment, together with the Agreement (together with the Exhibits and Schedules thereto, the CIT Disclosure Schedule, the BancShares Disclosure Schedule and the other documents and instruments referred to therein) and the Confidentiality Agreement, constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

7.

Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

CIT GROUP INC.

By:	/s/ Ellen R. Alemany
Name: Ellen R. Alemany
Title: Chairwoman & Chief Executive Officer

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Peter M. Bristow
Name: Peter M. Bristow
Title: President

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ Craig L. Nix
Name: Craig L. Nix
Title: Chief Financial Officer

FC MERGER SUBSIDIARY IX, INC.

By:	/s/ Craig L. Nix
Name: Craig L. Nix
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]